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                                                                    Exhibit 10.5

                             MODIFICATION AGREEMENT

This Modification Agreement, dated as of June 26 2002, is entered into by and between UMB Financial Corporation, a Missouri corporation headquartered at 1010 Grand Boulevard, Kansas City, Missouri 64106 ("Buyer"), and Miriam M. Allison, an individual whose mailing address is 207 E. Buffalo Street, Suite 650, Milwaukee, Wisconsin 53202 ("Allison").

Recitals

A. Sarah Hammond, Rebekah Allison, Matthew Allison, and Peter Hammond (collec-tively the "Other Sellers"), Buyer and Allison entered into that certain Stock Purchase Agreement dated as of April 3, 2001 (the "Purchase Agreement"), under which Buyer acquired all of the capital stock of Sunstone Financial Group, Inc. a Wisconsin corporation ("Company").

B. Pursuant to the Purchase Agreement, Buyer agreed to pay to Allison and the Other Sellers the "Earn-Out Payments" referred to in Section 1.2(c)of the Purchase Agreement, such Earn-Out Payments being calculated upon the "Gross Revenues" (as such term is defined in Section 1.2(c) of the Purchase Agreement) of Company during stated periods of time.

C. Buyer now desires to employ Vincent Ciavardini ("Employee") to manage certain Company operations, with the intent of procuring significant new business from one or more Designated Funds or Designated Fund Servicers (as such terms are defined herein).

D. Buyer has informed Allison that in order to induce Employee to accept employment with the Company and to undertake such efforts as may be needed in order to obtain business from Designated Funds and/or Designated Fund Servicers, Company will incur substantial expenses in the form of capital investments in software and other expenses and in making certain compensation and financial arrangements with Employee, and that such payments and expenses, together with the Earn-Out Payments that would otherwise be payable to Allison under the existing terms of the Purchase Agreement with respect to Gross Revenues associated with new business from Designated Funds and/or Designated Fund Servicers, would create such a high level of expense that such business would not be economically viable.

E. Buyer has thus concluded that it is not an economically viable course of action for it to employ Employee and to seek to procure business from Designated Funds and/or Designated Fund Servicers unless Allison first agrees to modify Buyer's obligations under the Purchase Agreement so as to reduce the level of Earn-Out Payments that Allison is eligible to receive under the Purchase Agreement with respect to Gross Revenues associated with Designated Funds and/or Designated Fund Servicers, but without affecting Earn-Out Payments that the Other Sellers are entitled to receive under the existing terms of the Purchase Agreement.

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F.   Allison has indicated that she is willing to agree to such modification, provided that Buyer makes certain commitments as to other aspects of Company's operations.

G. The parties thus desire to reduce their agreements to writing and modify and amend certain rights and obligations they have vis-a-vis each other under the Purchase Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements of the parties, the parties hereby agree as follows:

1. Certain Definitions. When used in this Modification Agreement, the following terms shall have the meaning specified:

     "Absorbed Fund" shall mean a Currently Serviced Fund that later becomes a Designated Fund as a result of a merger, consolidation, assignment and assumption, or other corporate transaction, or which later becomes a Designated Fund solely by reason of appointing as its Investment Advisor an Investment Advisor that is an Affiliate of an entity listed on Exhibit A attached to this Agreement and who has no substantial influence over the selection of the Fund Servicer which will be retained to provide Fund Services to the Designated Fund from time to time.

     "Affiliate" of a party shall mean an entity that controls, is controlled by, or is under common control with, such party.

     "Control" shall mean the power to exercise a controlling influence over the management or policies of an entity (including (without limitation) with respect to a Fund or Fund Servicer, the selection or appointment of the entity(s) that are to provide Fund Services to such Fund or Fund
     Servicer), whether direct or indirect and whether by virtue of ownership of stock or other equity interests, voting power, contract rights or other means.

     "Currently Serviced Fund" means a Fund to which Fund Services are being provided or made available by Company or Buyer (or any of their respective Affiliates) or by a Currently Serviced Fund Servicer as of the relevant date of inquiry.

     "Currently Serviced Fund Servicer" shall mean any Fund Servicer that, as of the relevant time of inquiry, is receiving Fund Services from Buyer or the Company (or any of their Affiliates) and which in turn provides or makes those Fund Services available to one or more Funds.

     "Designated Fund" shall mean any of the following: (A) a Fund whose Investment Advisor or Distributor is, or is an Affiliate of, any of the entities (or any affiliate of any such entity) listed on Exhibit A attached hereto (each, an "Entity"); (B) a Fund that is a member of a Fund Complex listed on Exhibit A attached hereto or of which a Designated Fund also is a member; or (C) a Fund with respect to which any Entity or its Affiliate has the power or ability to select the provider of Fund Services to such Fund (or to a Fund Servicer who provides Fund Services to such Fund), or has the power or ability to control the outsourcing of Fund Services for such Fund. The fol-

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     lowing rules shall govern the status of whether a Fund constitutes a
     Designated Fund in the context of the specific circumstances addressed:

          . If a Designated Fund should change its name at any time without otherwise affecting its continuity or structure, it nonetheless shall remain a Designated Fund.

          . If a Designated Fund merges or otherwise consolidates with one or more other Funds that is/are not Designated Fund(s) or Currently Serviced Fund(s), then, following such merger or consolidation, the surviving or resulting Fund shall: (a) be considered a Designated Fund as a result of such merger or consolidation, if the total assets of the Designated Fund, immediately prior to the merger or consolidation, are greater than the total assets of all other Funds which are a party to the merger or consolidation, immediately prior to the merger or consolidation; and (b) not be considered a Designated Fund as a result of such merger or consolidation, if the total assets of the Designated Fund, immediately prior to the merger or consolidation, are less than the total assets of all other Funds that are a party to the merger or consolidation, immediately prior to the merger or consolidation.

     "Designated Fund Servicer" shall mean any Fund Servicer providing Fund Services to a Designated Fund, but only with respect to, and to the extent of, such Fund Services. The following rules shall govern the status of whether a Fund Servicer constitutes a Designated Fund Servicer in the context of the specific circumstances addressed:

          . If a Designated Fund Servicer should change its name at any time without otherwise affecting its continuity or structure, it nonetheless shalt remain a Designated Fund Servicer;

          . If a Designated Fund Servicer merges or otherwise consolidates with one or more other Fund Servicer(s) that is/are not Designated Fund Servicer(s) or a Currently Serviced Fund Servicer, then, following such merger or consolidation, the surviving or resulting Fund Servicer shall: (a) be considered a Designated Fund Servicer as a result of such merger or consolidation, if the total assets, immediately prior to the merger or consolidation, of the Designated Funds to which it provided Fund Services are greater than the total assets, immediately prior to the merger or consolidation, of all Funds (other than Designated Funds) to which the other Fund Servicer party (parties) to the merger or consolidation provided Fund Services; and (b) not be considered a Designated Fund Servicer as a result of such merger or consolidation, if the total assets, immediately prior to the merger or consolidation, of the Designated Funds to which it provided Fund Services are less than the total assets, immediately prior to the merger or consolidation, of all Funds (other than Designated Funds) to which the other Fund Servicer party(s) to the merger or consolidation provided Fund Services.

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          "Distributor" shall mean the entity that serves as principal underwriter or distributor for the shares of a Fund.

          "Fund" shall mean any mutual fund, whether organized as a stand-alone registered investment company or whether a series of a registered investment company authorized to designate and offer its shares or other units of beneficial ownership interest in multiple series.

          "Fund Complex" shall mean any two or more Funds that: (a) hold themselves out to investors as related companies for purposes of investment and investor services and/or that are marketed or promoted under a common name; or (b) have a common Investment Advisor or whose Investment Advisors are Affiliates of each other; or (c) have a common Distributor or whose Distributors are Affiliates of each other.

          "Fund Servicer" shall mean any investment advisor, distributor, underwriter, fund accountant, transfer agent or other entity providing Fund Services to a Fund or Fund Servicer, but only with respect to, and to the extent of, such Fund Services.

          "Fund Services" shall mean services as Distributor, Investment Advisor, call management, fulfillment and marketing services (even if not provided in a role as Distributor), fund accounting services, custody services, transfer agent services, fund administrative services, shareholder services, cash management services and the like commonly provided to Funds or Fund Servicers by the Company or Buyer or any of their respective Affiliates.

          "Investment Advisor" shall mean the primary investment advisor for a Fund, as opposed to a subadvisor.

          "Measuring Period" shall mean the period commencing on the first day of Employee's employment with Buyer or any Affiliate of Buyer and continuing for a period of six months following the date on which Employee no longer is employed with Buyer or any Affiliate of Buyer.

   2. Modification to Earn-Out Calculation. For purposes of calculating Earn-Out Payments to be paid to Allison by Buyer under the Purchase Agreement, 60% of the Gross Revenues derived from Fund Services provided to Designated Funds or Designated Fund Servicers which first become customers of Company or Buyer (or their Affiliates) during the Measuring Period shall be excluded from the Gross Revenues upon which such Earn-Out Payments are computed during the five Earn-Out Periods identified in Exhibit D to the Purchase Agreement. Notwithstanding anything herein or in the Agreement to the contrary, to the extent that a Currently Serviced Fund hereafter becomes an Absorbed Fund
          (and thus, a Designated Fund), then the following special rule shall apply for the calculation of Earn-Out Payments payable to Allison with respect to Gross Revenues derived from Fund Services provided to such Absorbed Fund/Designated Fund after the date that it becomes an Absorbed Fund/Designated Fund (the "Absorption Date"):

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         .         First, promptly following the Absorption Date, there shall be calculated a ratio (the "Absorption Ratio"). The numerator of the Absorption Ratio shall be the actual Gross Revenues derived from Fund Services provided to the Currently Serviced Fund during the most recently completed calendar month prior to the Absorption Date, adjusted to reflect the fee schedule for Fund Services that will be applicable for Fund Services provided to the Absorbed Fund/Designated Fund following the Absorption Date, as though such fee schedule had been in place and applicable to the Currently Serviced Fund during such calendar month. The denominator of the Absorption Ratio shall be a projection of monthly gross revenues to be derived from Fund Services provided to the Absorbed Fund/Designated Fund, such projection to be calculated based upon: (i) the fee schedule for Fund Services in effect for the Absorbed Fund/Designated Fund following the Absorption Date; (ii) the total assets of the Absorbed Fund/Designated Fund as of the Absorption Date; (iii) the total number of shareholder accounts of the Absorbed Fund/Designated Fund as of the Absorption Date; and (iv) the combined total number of transactions and other account activity relevant under the fee schedule during the most recently completed calendar month prior to the Absorption Date for the Currently Serviced Fund and any other Fund(s) involved in the Absorption Transaction.

         . Next, the Gross Revenues actually derived from Fund Services provided to such Absorbed Fund/Designated Fund after its Absorption Date shall be adjusted downward to an amount equal to the sum of the following: (i) the product of such actual Gross Revenues multiplied by the Absorption Ratio; plus (ii) forty percent (40%) of the following: such actual Gross Revenues minus the amount calculated in clause (i) of this bullet point.

    By way of illustration of the foregoing, assume the following facts:

         . Adjusted revenues derived from Fund Services provided to a Currently Serviced Fund during the most recently completed calendar month prior to its Absorption Date are $25,000;

         . Revenues projected to be derived from the Absorbed Fund/ Designated Fund for the first month following its Absorption Date are $100,000: and

         . Actual revenues derived from the Absorbed Fund/Designated Fund during the first year following the Absorption Date are $1.5 million.

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         Then the Absorption Ratio is one-fourth ($25,000/$100,000), and the portion of the actual Gross Revenues that would be used to calculate the amount of the Earn-Out Payment owing to Allison with respect to the Absorbed Fund for the initial one-year period following the Absorption Date would be $825,000, calculated as follows:

                  $1,500,000 x 1/4                = $375,000
                 ($1,500,000 - $375,000) x 40%    =  450,000
                                                    --------
                       Total                      = $825,080
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 3.      UMB Commitment. UMB hereby agrees that if: (a) Company hereafter enters into a binding contract or letter of intent or other commitment deemed satisfactory by UMB for the provision of Fund Services to one or two Fund Complexes to whom Company does not presently provide Fund
         Services, or enters into a binding contract or letter of intent or other commitment deemed satisfactory by UMB for the provision of transfer agency services to one or two Fund Complexes to whom Company currently provides other Fund Services but not transfer agency services, and (b) the provision of such new or additional Fund Services under such binding contract or letter of intent is reasonably projected to generate at least two million dollars ($2,000,000) in Gross Revenues to Company (excluding client reimbursements) during the twelve-month period following conversion, then Buyer promptly (in connection with the conversion(s) or other startup of the provision of Fund Services to such Fund Complex(es)) shall purchase or license or otherwise acquire the right to use or the use of, a new stock transfer agency software system and other resources appropriate in order for Company to provide competitive transfer agency services and products to such Fund Complex(es) as well as to Company's other clients, it being understood that such system may be purchased, leased, outsourced, accessed by remote usage, or otherwise obtained; provided however that no such action shall be required if Buyer determines, and Allison agrees (such agreement not to be unreasonably withheld), that the acquisition of such system and resources would constitute an unreasonable economic investment on the part of Company or Buyer.

 4. Fees. Buyer agrees to pay the sum of $20,000 to Allison to reimburse her for legal and consultant expenses reasonably incurred by her in negotiating and preparing this Modification Agreement.

 5. Effect on Purchase Agreement. This Modification Agreement is intended to amend the Purchase Agreement as necessary to reflect the calculation of Earn-Out Payments payable by Buyer to Allison as provided for herein, and to incorporate the Buyer's covenants set forth in Paragraph 3 hereof. Except as so explicitly modified, the terms and conditions of the Purchase Agreement shall continue in full force and effect in accordance therewith, unmodified by this Modification Agreement. Without limiting the generality of the foregoing, nothing in this Modification Agreement is intended to affect in any respect any right or obligation of any of the Other Sellers. As a matter of confirmation and clarification and without limiting the generality of the preceding sentence, the formula and basis for calculation of Earn-Out Payments payable by the Buyer to the Other Sellers under the terms of the Purchase Agreement remain in full force and effect, unaffected by the provisions of this Modification Agreement.

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6.   Capitalized Terms. Except as explicitly defined otherwise herein, all capitalized terms shall have the meanings ascribed to them in the Purchase Agreement.

IN WITNESS WHEREOF, this Modification Agreement has been duly executed and delivered as of the date first above written.

UMB Financial Corporation "BUYER"

By: /s/ Daniel C. Stevens                 /s/ Miriam M. Allison
   ----------------------------------    -------------------------------------
                                         Miriam M. Allison "ALLISON"
Name:   Daniel C. Stevens
     --------------------------------
Title:  EVP + CFO
      -------------------------------

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                                    EXHIBIT A

                                     OMITTED